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                                  Exhibit 23A
                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
PHP Healthcare Corporation


We consent to the incorporation by reference in the registration statement (No. 33-41577) on Form S-8 and the registration statement (No. 333-01011) on Form S-3 of PHP Healthcare Corporation of our report dated September 12, 1994, relating to the consolidated statements of operations and cash flows and related financial statement schedule of PHP Healthcare Corporation and subsidiaries for the year ended April 30, 1994 which report appears in the April 30, 1996 annual report on Form 10-K of PHP Healthcare Corporation. Our report refers to a change in the method of accounting for income taxes.



                                       KPMG Peat Marwick LLP

Washington, D.C.
July 26, 1996